SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K


       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): February 5, 1997

                        _______________

                           USMX, INC.
     (Exact name of registrant as specified in its charter)
                         ______________


     Delaware                    0-9370        84-1076625
(State or other jurisdiction   (Commission   (I.R.S. Employer
 of incorporation)            File Number)  Identification No.)


141 Union Boulevard, Suite 100
Lakewood, Colorado                                    80228
(Address of principal executive offices)            (Zip Code)

                         (303) 985-4665
      (Registrant's telephone number, including area code)

                         USMX, INC.


Item 5.  Other Events

     On February 4, 1997, USMX, Inc. (the "Company" or "USMX") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Dakota Mining Corporation ("Dakota") and Dakota Merger Corporation, a wholly owned subsidiary of Dakota. Pursuant to the Merger Agreement, each holder of 1.1 outstanding shares of USMX common stock will receive one share of Dakota common stock in a tax-free reorganization to be effected as a reverse triangular merger in which Dakota Merger Corporation will merge into the Company and the Company would become an indirect wholly owned subsidiary of Dakota at the effective time of the Merger. The consummation of the Merger is subject to various conditions, including completion of a $5 million loan by Dakota to the Company, stockholder and creditor approval, review by regulatory authorities and other conditions. The Merger Agreement is included as Exhibit 2 to this Report.

     In connection with the Merger, USMX granted an option to Dakota to purchase up to 810,000 shares of USMX common stock at US$1.75 per share, which would be exercisable in the event that USMX determines not to engage in the Merger with Dakota due to a transaction with another entity. The
Option Agreement is included as Exhibit 10(a) to this Report.

     In connection with the Merger, Pegasus Gold Inc., holder of approximately 30% of USMX's common stock, entered into a Support Agreement with USMX and Dakota. Subject to certain conditions, Pegasus Gold Inc. has agreed in the Support Agreement to support the proposed Merger. The
Support Agreement is included as Exhibit 10(b) to this Report.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits.

     2.   Agreement and Plan of Merger, dated February 4,
1997, among USMX, Inc., Dakota Mining Corporation and Dakota
Merger Corporation.

     10(a)     Option Agreement, dated February 4, 1997,
between USMX, Inc. and Dakota Mining Corporation.

     10(b)     Support Agreement, dated February 4, 1997,
among Pegasus Gold Inc., USMX, Inc. and Dakota Mining
Corporation.

                        SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              USMX, INC.
                              (Registrant)

Date:  February 7, 1997       By: /s/ Donald P. Bellum
                              ___________________________
                              Donald P. Bellum, President